                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32254
                                  $350,000,000

                                    [ONEOK]

                                 EXCHANGE OFFER
                              FOR ALL OUTSTANDING
                              7.75% NOTES DUE 2005

--------------------------------------------------------------------------------
           The Exchange Offer will expire at 5:00 p.m., New York City time, on May 5, 2000, unless we extend it.
--------------------------------------------------------------------------------

                          TERMS OF THE EXCHANGE OFFER

                             ---------------------

     We are offering to exchange registered 7.75% Notes due 2005, Series B, for all of our old unregistered 7.75% Notes due 2005.

     The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes will not be applicable to the new notes.

     Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     Chase Bank of Texas, National Association, is serving as the exchange agent. If you wish to tender your old notes, you must complete, execute and deliver, among other things, a letter of transmittal to the exchange agent no later than 5:00 p.m., New York City time, on the expiration date.

     You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     Any outstanding notes not validly tendered will remain subject to existing transfer restrictions.

     The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Considerations."

     We will not receive any proceeds from the exchange offer.

     The new notes will not be listed on any securities exchange or included in any automated quotation system.

     The new notes will have the same financial terms and covenants as the old notes, and will be subject to the same business and financial risks.

      SEE "RISK FACTORS" ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                             ---------------------

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                    This prospectus is dated April 7, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Documents Incorporated by Reference.........................    i
Where You Can Find More Information.........................   ii
Prospectus Summary..........................................    1
Risk Factors................................................    9
Forward-looking Statements..................................   10
Use of Proceeds.............................................   11
Capitalization..............................................   11
Selected Consolidated Financial Data........................   12
The Exchange Offer..........................................   14
Description of the New Notes................................   24
United States Federal Income Tax Considerations.............   33
Plan of Distribution........................................   36
Legal Matters...............................................   37
Experts.....................................................   37

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" various documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - our annual report on Form 10-K for the year ended August 31, 1999;

     - our reports on Form 10-Q for the quarterly period ended November 30, 1999 and the transition period ended December 31, 1999; and

     - our current reports on Form 8-K dated October 14, 1999, October 21, 1999, November 8, 1999, December 15, 1999, January 7, 2000, January 24, 2000, January 27, 2000, February 1, 2000, February 9, 2000, February 22, 2000, March 21, 2000, March 28, 2000 and April 4, 2000.

     We will provide a copy of the documents we incorporate by reference in this prospectus, at no cost, to any person who receives this prospectus. To obtain timely delivery, requests for copies should be made no later than April 28, 2000. This date is five business days before the scheduled expiration of the offer. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

                                  ONEOK, Inc.
                             100 West Fifth Street
                             Tulsa, Oklahoma 74103
                       Attention: Chief Financial Officer

                           Telephone: (918) 588-7000

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission under the Exchange Act. The Exchange Act file number for our filings is 1-13643. Our filings are available to the public at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file at the following Securities and Exchange Commission public reference rooms:

      Judiciary Plaza              Citicorp Center            7 World Trade Center
   450 Fifth Street, N.W.      500 West Madison Street             Suite 1300
   Washington, D.C. 20549      Chicago, Illinois 60661      New York, New York 10048

     You may obtain information regarding the operation of the Securities and Exchange Commission's public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, and the rules and regulations promulgated under the Securities Act, with respect to the new notes offered for exchange under this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. The statements contained in this prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete. Accordingly, each of those statements is qualified in all respects by reference to the full text of the contract, agreement or document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission.

                             ---------------------

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you.

     In this prospectus, "ONEOK," "Company," "we," "our," and "us" refer to ONEOK, Inc. and our subsidiaries.

                                     ONEOK

GENERAL

     ONEOK and its subsidiaries engage in several aspects of the energy business. We purchase, gather, compress, transport and store natural gas for distribution to consumers. We transport gas for others and lease pipeline capacity to others for use in transporting gas. We drill for and produce gas and oil, and extract and sell natural gas liquids. We also engage in the natural gas marketing business and, to a limited extent, wholesale marketing of electricity. As a regulated natural gas utility, we distribute natural gas to approximately
1.4 million customers in the states of Oklahoma and Kansas.

RECENT DEVELOPMENTS

     ACQUISITION OF ASSETS AND OPERATIONS FROM KINDER MORGAN. On April 5, 2000, we consummated the acquisition of gathering and processing assets located in Oklahoma, Kansas and West Texas from Kinder Morgan, Inc. We also acquired Kinder Morgan's marketing and trading operations, as well as some storage and transmission pipelines in the mid-continent region. We paid approximately $114 million for these assets subject to an adjustment for working capital of approximately $120 million. We also assumed liabilities related to an operating lease for a processing plant for which we anticipate we will establish a liability for uneconomic lease obligation terms and some firm capacity lease obligations to third parties for which we anticipate we will establish a liability for out-of-market terms of those obligations. The acquired assets and operations include over 12,000 miles of gas gathering and transmission pipeline systems, six gas processing plants with capacity of 1.3 billion cubic feet per day and 10.5 billion cubic feet of natural gas storage capacity.

     ACQUISITION OF ASSETS FROM DYNEGY. On March 22, 2000, we consummated the acquisition of eight gas processing plants, interests in two other gas processing plants and approximately 7,000 miles of gas gathering and transmission pipeline systems in Oklahoma, Kansas and Texas from Dynegy Inc. We paid approximately $308 million for these assets. The current throughput of the assets is approximately 240 million cubic feet per day with an approximate capacity of 375 million cubic feet per day. Production of natural gas liquids from the assets averages 25,000 barrels per day.

     SOUTHWEST GAS TRANSACTION. In April 1999, we announced an agreement to acquire Southwest Gas Corporation by merger for cash consideration of approximately $917 million, plus the assumption of approximately $900 million of related indebtedness. On January 18, 2000, we were notified by Southwest Gas that it believed we had breached the merger agreement. Southwest Gas demanded that the alleged breach be cured. On January 20, 2000, our board of directors voted to terminate the merger agreement. On January 21, 2000, we advised Southwest Gas that we did not believe we were in breach of the merger agreement and that we had exercised our right to terminate the merger agreement. On the same date, we filed a complaint in the U.S. District Court in Tulsa, Oklahoma seeking a declaratory judgment that we had properly terminated the merger agreement. On January 24, 2000, in response to our termination of the merger agreement, Southwest Gas filed a complaint against ONEOK and Southern Union Company in the U.S. District Court in Phoenix, Arizona. Southern Union, which had attempted to acquire Southwest Gas, is a party or intervenor in various actions and previously pending regulatory proceedings relating to our previously proposed merger with Southwest Gas. These actions and proceedings are described in detail in the documents incorporated by reference in this prospectus, as are two shareholder derivative class actions also related to the previously proposed merger that were filed in the District Court of Tulsa County, Oklahoma on February 3, 2000 against our board of directors. See "Documents Incorporated by Reference."

     We have denied any liability or breach with regard to the merger agreement and the various actions and proceedings referred to above and in the documents incorporated by reference in this prospectus. Nevertheless, we expect that these actions and proceedings will continue for the foreseeable future. These actions and proceedings are at a preliminary stage and, thus, it is not possible to predict their outcome. If the complainants in any of the actions or proceedings were to be successful in their claims against us and if substantial damages were to be awarded, our financial condition, cash flow and results of operations could be materially adversely affected. We intend to continue to vigorously defend these claims.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Old Notes..................  On March 1, 2000, we sold in a private transaction the old notes, which consist of $350,000,000 aggregate principal amount of our 7.75% Notes due 2005, to Banc of America Securities LLC, Banc One Capital Markets, Inc., First Union Securities, Inc., J.P. Morgan Securities Inc., PaineWebber Incorporated and Salomon Smith Barney Inc. The initial purchasers then sold the old notes to institutional investors. Simultaneously with the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers under which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. See "Exchange Offer -- Purpose of the Exchange Offer."

The Exchange Offer; New
Notes......................  We are offering to exchange up to $350,000,000 aggregate principal amount of our 7.75% Notes due 2005, Series B, that have been registered under the Securities Act for a like aggregate principal amount of the old notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes.

                             Old notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

                             Upon completion of the exchange offer, there may be no market for the old notes, and if you failed to exchange the old notes, you may have difficulty selling them.

Resales of the New Notes...  Based on interpretations by the staff of the
                             Securities and Exchange Commission, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, if you:

                             - acquire the new notes in the ordinary course of
                               your business;

                             - are not engaging in and do not intend to engage
                               in a distribution of the new notes;

                             - do not have an arrangement or understanding with
                               any person to participate in a distribution of the new notes;

                             - are not an affiliate of us within the meaning of
                               Rule 405 under the Securities Act; and

                             - are not a broker-dealer that acquired the old
                               notes directly from us.

                             If any of these conditions is not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

                             In addition, if you are a broker-dealer seeking to receive new notes for your own account in exchange for old notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, resale or other transfer of the new notes that you receive in the exchange offer. See "Plan of Distribution."

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on May 5, 2000, unless we extend it.

Withdrawal.................  You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer. We will return to you any of your old notes that are not accepted for exchange for any reason, without expense to you, promptly after the rejection of the tender or the expiration or termination of the exchange offer.

Consequences of Failing to
Exchange Your Old Notes....  The exchange offer satisfies our obligations and your rights under the registration rights agreement. After the exchange offer is completed, you will not be entitled to any registration rights with respect to your old notes.

                             Therefore, if you do not exchange your old notes, you will not be able to reoffer, resell or otherwise dispose of your old notes unless:

                             - you comply with the registration and prospectus
                               delivery requirements of the Securities Act; or

                             - you qualify for an exemption from those
                               Securities Act requirements.

Interest on the New Notes
and the Old Notes..........  The new notes will bear interest at the annual rate of 7.75% from March 1, 2000. Interest will be payable semi-annually on each March 1 and September 1, commencing September 1, 2000. No interest will be paid on the old notes following their acceptance for exchange. See "Description of the New Notes."

Conditions to the Exchange
Offer......................  The exchange offer is subject to various conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur. The exchange offer is not conditioned upon any minimum principal amount of outstanding old notes being tendered. See "The Exchange
                             Offer -- Conditions to the Exchange Offer."

Exchange Agent.............  Chase Bank of Texas, National Association, is
                             serving as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the following address:

                             By Mail: 1201 Main Street, 18th Floor, Dallas, Texas 75202, Attn.: Frank Ivins, Personal & Confidential

                             By Hand or Overnight Courier: 1201 Main Street, 18th Floor, Dallas, Texas 75202, Attn.: Frank Ivins, Personal & Confidential

                             Questions and requests for assistance should be directed to the exchange agent at (214) 672-5687.

Procedures for Tendering
Old Notes..................  If you wish to tender your old notes, you must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

                             - a confirmation of a book-entry transfer of the
                               tendered old notes into the exchange agent's account at DTC;

                             - a properly completed and duly executed letter of
                               transmittal in the form accompanying this prospectus (with any required signature guarantees) or, at the option of the tendering holder in the case of a book-entry tender, an agent's message in lieu of the letter of transmittal; and

                             - any other documents required by the letter of
                               transmittal.

                             The New Notes are referred to as the "Exchange Notes" in the letter of transmittal.

Guaranteed Delivery
Procedures.................  If you wish to tender your old notes and you cannot complete procedures for book-entry transfer or cause the old notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners..........  If you are the beneficial owner of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to participate in the exchange offer, you should promptly contact the person in whose name your outstanding old notes are registered and instruct that person to tender your old notes on your behalf. See "The Exchange Offer -- Procedures for Tendering."

Representations of
Tendering Holders..........  By tendering old notes pursuant to the exchange offer, you will, in addition to other customary representations, represent to us that you:

                             - are not an affiliate of us;

                             - are not a broker-dealer tendering old notes
                               acquired directly from us;

                             - are acquiring the new notes in the ordinary
                               course of business;

                             - are not engaging in and do not intend to engage
                               in a distribution of the new notes;

                             - have no arrangement or understanding with any
                               person to participate in the distribution of the new notes; and

                             - acknowledge that if you are deemed to have
                               participated in the exchange offer for the purpose of distributing the new notes, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Acceptance of Old Notes and
Delivery of New Notes......  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

United States Federal
Income Tax
Considerations.............  The exchange of old notes for new notes pursuant to the exchange offer generally will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Considerations."

Appraisal or Dissenters'
Rights.....................  You will have no appraisal or dissenters' rights in connection with the exchange offer.

Use of Proceeds............  We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. We will pay expenses incident to the exchange offer to the extent indicated in the registration rights agreement.

                     SUMMARY OF THE TERMS OF THE NEW NOTES

     The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture. For more complete information about the new notes, see the "Description of the New Notes" section of this prospectus.

Issuer.....................  ONEOK, Inc.

Aggregate Amount...........  $350 million principal amount of 7.75% Notes due
                             2005, Series B.

Maturity...................  The new notes will mature on March 1, 2005.

Interest Rate..............  The new notes will bear interest at the annual rate of 7.75%.

Interest Payment Dates.....  We will pay interest on the new notes semi-annually on March 1 and September 1, beginning September 1, 2000.

Optional Redemption........  We may redeem all or part of the new notes at our option, on at least 30 days' notice, at the redemption prices determined as described under "Description of the New Notes -- Optional Redemption," plus any accrued and unpaid interest to the date fixed for redemption.

Ranking....................  The new notes will be general unsecured obligations of ours. The new notes will rank equal in right of payment with all of our other unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. The new notes will not be guaranteed by any of our subsidiaries.

Certain Covenants..........  The indenture governing the new notes contains covenants that, among other things, restrict our ability to:

                             - incur certain liens; and

                             - engage in sale and leaseback transactions.

                             See "Description of the New Notes -- Certain
                             Covenants."

Events of Default..........  The indenture describes the circumstances that constitute events of default with respect to the new notes. See "Description of the New
                             Notes -- Events of Default."

Use of Proceeds............  We will not receive any proceeds from the exchange offer. For a description of the use of proceeds from the offering of the old notes, see "Use of Proceeds."

Form of the New Notes......  The new notes will be represented by one or more permanent global securities in registered form deposited with Chase Bank of Texas, National Association, as custodian, for the benefit of DTC. You will not receive notes in registered form unless one of the events set forth under the heading "Description of the New
                             Notes -- Book-Entry, Only Issuance -- The
                             Depository Trust Company" occurs. Instead, beneficial interests in the new notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Absence of a Public Market
for the New Notes..........  There has been no public market for the old notes, and no active public market for the new notes is currently anticipated. We do not intend to apply for a listing of the new notes on any securities exchange or inclusion in any automated quotation system. We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes. See "Plan of Distribution."

Trustee....................  Chase Bank of Texas, National Association, is
                             serving as the trustee under the indenture.

                               HOW TO CONTACT US

     ONEOK is the successor to a company founded in 1906 as Oklahoma Natural Gas Company and is incorporated in the state of Oklahoma. Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103. Our telephone number is (918) 588-7000. Our website address is http://www.oneok.com. The information in our website is not incorporated by reference in this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     We derived the following summary consolidated statements of operations data and consolidated balance sheet data from both our audited and unaudited consolidated financial statements and related notes. The data do not include the effect of the Kinder Morgan or Dynegy asset acquisitions. Our unaudited consolidated statements of operations data for the four months ended December 31, 1999 and 1998 and consolidated balance sheet data as of December 31, 1999 include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown. In October 1999, we decided to change our fiscal year-end to December 31 from August 31. The results of operations for the four months ended December 31, 1999 are not necessarily indicative of the results of operations for any future period.

     You should read the summary consolidated financial data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended August 31, 1999 and our Report on Form 10-Q for the transition period ended December 31, 1999, which we incorporate by reference in this prospectus. See "Documents Incorporated By Reference."

                                                                                 FOUR MONTHS ENDED
                                                    YEAR ENDED AUGUST 31,          DECEMBER 31,
                                                ------------------------------   -----------------
                                                  1999       1998       1997      1999      1998
                                                --------   --------   --------   -------   -------
                                                              (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Operating revenues............................  $1,842.8   $1,820.8   $1,161.9   $808.9    $580.7
Cost of gas...................................   1,156.0    1,220.0      725.9    523.5     368.8
                                                --------   --------   --------   ------    ------
  Net revenues................................     686.8      600.8      436.0    285.4     211.9
                                                --------   --------   --------   ------    ------
Operating expenses:
  Operations and maintenance..................     297.8      277.1      210.9    141.4      89.6
  Depreciation, depletion and amortization....     129.7      101.6       74.5     43.2      41.7
  General taxes...............................      39.7       33.2       22.5     14.8      12.5
                                                --------   --------   --------   ------    ------
          Total operating expenses............     467.2      411.9      307.9    199.4     143.8
                                                --------   --------   --------   ------    ------
          Operating income....................     219.6      188.9      128.1     86.0      68.1
                                                --------   --------   --------   ------    ------
Other income..................................       6.6       14.6         --       --       5.0
Interest......................................      52.8       35.1       34.0     27.9      15.6
Income taxes..................................      67.1       66.6       34.8     22.7      22.7
                                                --------   --------   --------   ------    ------
Net income....................................     106.3      101.8       59.3     35.4      34.8
Preferred stock dividends.....................      37.2       27.0        0.3     12.4      12.4
                                                --------   --------   --------   ------    ------
          Income available for common stock...  $   69.1   $   74.8   $   59.0   $ 23.0    $ 22.4
                                                ========   ========   ========   ======    ======
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(1).........      4.06x      5.50x      3.51x    2.94x     4.48x
                                                ========   ========   ========   ======    ======
Ratio of earnings to combined fixed charges
  and preferred stock dividends
  requirements(2).............................      1.93x      2.52x      3.48x    1.74x     2.00x
                                                ========   ========   ========   ======    ======

                                                                 DECEMBER 31, 1999
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   --------------
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Working capital (deficit)...................................  $(193.0)     $  154.0
Total assets................................................  3,239.6       3,242.0
Long-term debt, less current maturities.....................    775.1       1,124.5
Total shareholders' equity..................................  1,151.5       1,151.5

---------------

(Footnotes on Next Page)

(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.

(2) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.

(3) Reflects our unaudited balance sheet data as of December 31, 1999 on an as adjusted basis to give effect to the issuance of the old notes and the application of the net proceeds therefrom as if that issuance had occurred on December 31, 1999. The as adjusted data will not be materially affected by the consummation of the exchange offer.

                                  RISK FACTORS

     The new notes, like the old notes, entail risk. In deciding whether to participate in the exchange offer, you should consider the risks associated with the nature of our business and the risk factors relating to the exchange offer in addition to the other information contained in this prospectus. You should carefully consider the following factors before making a decision to exchange your old notes for new notes. The risk factors described below are not necessarily exhaustive, and we encourage you to perform your own investigation with respect to the new notes and our company.

IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, YOU MAY BE UNABLE TO SELL THEM.

     Because we did not register the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer, the old notes may only be transferred in limited circumstances under the securities laws. If the holders of the old notes do not exchange their notes in the exchange offer, they lose their right to have their old notes registered under the Securities Act, subject to certain limitations. A holder of old notes after the exchange offer may be unable to sell its old notes.

THERE IS NO PUBLIC MARKET FOR THE NEW NOTES, SO YOU MAY BE UNABLE TO SELL THEM.

     The new notes are new securities for which there is currently no market. Consequently, the new notes will be relatively illiquid, and you may be unable to sell them. We do not intend to apply for listing of the new notes on any securities exchange or for the inclusion of the new notes in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new notes will develop.

YOU MUST TENDER THE OLD NOTES IN ACCORDANCE WITH PROPER PROCEDURES IN ORDER TO ENSURE THE EXCHANGE WILL OCCUR.

     The exchange of the old notes for the new notes can only occur if the proper procedures, as detailed in this prospectus, are followed. The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation, a properly completed and executed letter of transmittal (or an agent's message in lieu thereof) and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. The exchange agent is not and we are not under any duty to give you notification of defects or irregularities with respect to your tender of old notes for exchange. Old notes that are not tendered will continue to be subject to the existing transfer restrictions. In addition, if you are an affiliate of ours or you tender the old notes in the exchange offer in order to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this prospectus.

IF A MARKET DEVELOPS FOR THE NEW NOTES, THE NOTES MIGHT TRADE AT PRICES HIGHER OR LOWER THAN THE INITIAL OFFERING PRICE OF THE NEW NOTES.

     If a market develops for the new notes, they might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

     Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of operations and other statements contained or incorporated in this prospectus identified by words such as "anticipate," "estimate," "expect," "intend," "believe," "projection" or "goal."

     You should not place undue reliance on the forward-looking statements. They are based on known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

     - the effects of weather and other natural phenomena on sales and prices;

     - increased competition from other energy suppliers as well as alternative forms of energy;

     - the capital intensive nature of our business;

     - further deregulation, or "unbundling," of the natural gas business;

     - competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or "unbundling;"

     - the profitability of assets or businesses acquired by us;

     - risks of hedging and marketing activities as a result of changes in energy prices;

     - economic climate and growth in the geographic areas in which we do business;

     - the uncertainty of gas and oil reserve estimates;

     - the timing and extent of changes in commodity prices for natural gas, electricity, crude oil and liquified petroleum gas;

     - the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates;

     - the results of litigation relating to our previously proposed acquisition of Southwest Gas Corporation or to the termination of our merger agreement with Southwest Gas; and

     - the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

     Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking statements.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes. The old notes that are surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer to the extent indicated in the registration rights agreement. No underwriter is being used in connection with the exchange offer.

     The net proceeds from the issuance and sale of the old notes was approximately $347.0 million, after deduction of initial purchasers' discounts and offering expenses paid or payable by us. We used those net proceeds to refinance short-term borrowings. The weighted average annual interest rate of this short-term indebtedness was 5.71% as of January 31, 2000. We incurred approximately $200.0 million of additional short-term indebtedness to fund the acquisitions of the operations and assets from Kinder Morgan and Dynegy that are described above under "Prospectus Summary -- Recent Developments."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999 and our capitalization, as adjusted to reflect the issuance of the old notes. The following data will not be affected by any exchange of old notes for new notes and is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus.

                                                                  AS OF DECEMBER 31, 1999
                                                            -----------------------------------
                                                                 ACTUAL          AS ADJUSTED
                                                            ----------------   ----------------
                                                                   (DOLLARS IN MILLIONS)
Notes.....................................................  $     --      --%  $  349.4    15.4%
Other long-term debt (excluding current portion)..........     775.1    40.2      775.1    34.0
Convertible preferred stock...............................     564.4    29.3      564.4    24.8
Common shareholders' equity...............................     587.1    30.5      587.1    25.8
                                                            --------   -----   --------   -----
          Total capitalization............................  $1,926.6   100.0%  $2,276.0   100.0%
                                                            ========   =====   ========   =====
Short-term notes payable (including current portion of
  long-term debt).........................................  $  484.0           $  137.0
                                                            ========           ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We derived the consolidated statements of operations data for each of the years in the three-year period ended August 31, 1999 from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors. The consolidated financial statements as of August 31, 1999 and 1998 and for each of the years in the three-year period ended August 31, 1999, and the report thereon, are incorporated by reference herein. The data do not include the effect of the Kinder Morgan or Dynegy asset acquisitions. In October 1999, we decided to change our fiscal year-end from August 31 to December 31. We derived the consolidated statements of operations data and consolidated balance sheet data as of and for the four months ended December 31, 1999 and 1998 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown. The results of operations for the four months ended December 31, 1999 are not necessarily indicative of the results of operations for any future period.

     You should read the selected consolidated financial data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended August 31, 1999 and our Report on Form 10-Q for the transition period ended December 31, 1999, which we incorporate by reference in this prospectus. See "Documents Incorporated By Reference."

                                                                                 FOUR MONTHS ENDED
                                                    YEAR ENDED AUGUST 31,          DECEMBER 31,
                                                ------------------------------   -----------------
                                                  1999       1998       1997      1999      1998
                                                --------   --------   --------   -------   -------
                                                              (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Operating revenues............................  $1,842.8   $1,820.8   $1,161.9   $808.9    $580.7
Cost of gas...................................   1,156.0    1,220.0      725.9    523.5     368.8
                                                --------   --------   --------   ------    ------
  Net revenues................................     686.8      600.8      436.0    285.4     211.9
                                                --------   --------   --------   ------    ------
Operating expenses:
  Operations and maintenance..................     297.8      277.1      210.9    141.4      89.6
  Depreciation, depletion and amortization....     129.7      101.6       74.5     43.2      41.7
  General taxes...............................      39.7       33.2       22.5     14.8      12.5
                                                --------   --------   --------   ------    ------
          Total operating expenses............     467.2      411.9      307.9    199.4     143.8
                                                --------   --------   --------   ------    ------
          Operating income....................     219.6      188.9      128.1     86.0      68.1
                                                --------   --------   --------   ------    ------
Other income..................................       6.6       14.6         --       --       5.0
Interest......................................      52.8       35.1       34.0     27.9      15.6
Income taxes..................................      67.1       66.6       34.8     22.7      22.7
                                                --------   --------   --------   ------    ------
Net income....................................     106.3      101.8       59.3     35.4      34.8
Preferred stock dividends.....................      37.2       27.0        0.3     12.4      12.4
                                                --------   --------   --------   ------    ------
          Income available for common stock...  $   69.1   $   74.8   $   59.0   $ 23.0    $ 22.4
                                                ========   ========   ========   ======    ======
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(1).........      4.06x      5.50x      3.51x    2.94x     4.48x
                                                ========   ========   ========   ======    ======
Ratio of earnings to combined fixed charges
  and preferred stock dividends
  requirements(2).............................      1.93x      2.52x      3.48x    1.74x     2.00x
                                                ========   ========   ========   ======    ======

                                                                  DECEMBER 31, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(3)
                                                              --------   --------------
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Working capital (deficit)...................................  $ (193.0)     $  154.0
Total assets................................................   3,239.6       3,242.0
Long-term debt, less current maturities.....................     775.1       1,124.5
Total shareholders' equity..................................   1,151.5       1,151.5

---------------

(Footnotes on Next Page)

(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.

(2) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.

(3) Reflects our unaudited balance sheet data as of December 31, 1999 on an as adjusted basis to give effect to the issuance of the old notes and the application of the net proceeds therefrom as if that issuance had occurred on December 31, 1999. The as adjusted data will not be materially affected by the consummation of the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We initially sold the old notes in a private offering on March 1, 2000 to Banc of America Securities LLC, Banc One Capital Markets, Inc., First Union Securities, Inc., J.P. Morgan Securities Inc., PaineWebber Incorporated and Salomon Smith Barney Inc. pursuant to a purchase agreement dated February 24, 2000 between us and them. These initial purchasers of the old notes resold them to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act. As of the date of this prospectus, $350 million aggregate principal amount of old notes are outstanding.

     In connection with the private offering of the old notes, we entered into a registration rights agreement dated March 1, 2000 with the initial purchasers under which we agreed, among other things, to:

          (1) file with the Securities and Exchange Commission on or before June 29, 2000 an exchange offer registration statement under the Securities Act relating to an exchange offer for the old notes;

          (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before September 27, 2000;

          (3) upon the effectiveness of the registration statement, commence the exchange offer and offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes and to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes; and

          (4) use our reasonable best efforts to complete the exchange offer and issue the new notes on or prior to the date that is 35 days immediately following the date that the exchange offer registration statement shall have been declared effective by the Securities and Exchange Commission.

     We are making this exchange offer to satisfy our obligations and your registration rights under the registration rights agreement. If any of the events described under (1), (2) or (4) above do not occur within the time period required, we must pay you, as a holder of outstanding old notes, additional interest at an annual rate of 0.5% for the first 90-day period immediately following the failure. The additional annual interest rate will be further increased by an additional 0.5% after the end of that 90-day period until all registration defaults have been cured, up to a maximum additional annual interest rate of 1%. Upon filing of the exchange offer registration statement after June 29, 2000, the declaration of the effectiveness of the exchange offer registration statement after September 27, 2000, or the consummation of the exchange offer after the date that is 35 days immediately following the date that the exchange offer registration statement is declared effective by the Securities and Exchange Commission, as applicable, any increase in the interest rate described in this paragraph will cease to be effective.

EFFECT OF THE EXCHANGE OFFER

     Based on several no-action letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any new notes issued to you in the exchange offer without further registration under the Securities Act or delivery of a prospectus if you:

     - are acquiring the new notes in the ordinary course of your business;

     - are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes;

     - are not an affiliate of ours as defined in Rule 405 under the Securities Act; and

     - are not a broker-dealer who acquired old notes from us.

     If you do not satisfy these criteria:

     - you will not be able to rely on the interpretations of the staff of the Securities and Exchange Commission in connection with any offer for resale, resale or other transfer of new notes; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the new notes.

     Each broker-dealer that receives new notes for its own account in exchange for old notes it acquired as a result of market-making or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of its new notes. This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

SHELF REGISTRATION STATEMENT

     If (1) we reasonably determine that changes in law or the applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer; (2) the exchange offer is not consummated on or before November 1, 2000; or (3) we receive a request from any initial purchaser with respect to any old notes held by it indicating that the initial purchaser is not permitted pursuant to applicable law or applicable interpretations of the staff of the Securities and Exchange Commission to participate in the exchange offer and thereby receive new notes, we have agreed that we will promptly notify the holders of the old notes and will, at our cost:

     - cause to be filed with the Securities and Exchange Commission a shelf registration statement relating to a shelf registration of the old notes covering resales of the old notes;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act as soon as practicable; and

     - use our reasonable best efforts to keep effective the shelf registration statement until March 1, 2002 or until all old notes eligible to be sold thereunder have been so sold or cease to be outstanding.

     We will provide to each relevant holder of the old notes copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take various other actions as are required to permit unrestricted resales of the relevant old notes. A holder of old notes that sells its old notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to some of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to that holder, including some indemnification and contribution obligations. In addition, a holder of old notes will be required to deliver information to be used in connection with the shelf registration statement in order to have that holder's notes included in the shelf registration statement.

     If the shelf registration statement is not declared effective (or shall thereafter cease to be effective, subject to various exceptions, prior to the earlier of March 1, 2002 and the date on which all transfer restricted old notes have been sold thereunder) on or prior to the later of November 1, 2000 and the 60th calendar day after the publication of the change in law or interpretation, we must pay you as a holder of outstanding old notes, additional interest at an annual rate of 0.5% for the first 90-day period immediately following that registration default. The additional annual interest rate will be further increased by an additional 0.5% after the end of that period until all registration defaults have been cured, up to a maximum additional annual interest rate of 1%. Upon the effectiveness of the shelf registration statement after November 1, 2000 or the 60th calendar day after the publication of the change in law or interpretation, as applicable, any increase in the interest rate will cease to be effective.

     The foregoing is a summary description of the material provisions of the registration rights agreement. Because it is a summary, it does not include all of the information that is included in the registration rights agreement. We encourage you to read the entire text of the registration rights agreement carefully because it, and not this description, defines your rights as a holder of the old notes. The registration rights agreement is included as an exhibit to this registration statement. You may request a copy of the registration rights agreement at our address set forth under "Documents Incorporated by Reference."

TERMS OF THE EXCHANGE OFFER

     We will accept all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You should read "-- Expiration Date; Extensions; Amendments" below for an explanation of how the expiration date may be amended.

     We will issue and deliver $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may exchange some or all of their old notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     By tendering old notes in exchange for new notes and by signing the letter of transmittal (or delivering an agent's message in lieu thereof), you will be representing that, among other things:

     - you are not our affiliate (as defined in Rule 405 under the Securities
       Act);

     - you are not a broker-dealer who acquired old notes directly from us;

     - any new notes to be received by you will be acquired in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the new notes;

     - you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

     - you acknowledge that if you are deemed to have participated in the exchange offer for the purpose of distributing the new notes, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture governing the old notes.

     In connection with the exchange offer, holders of the old notes do not have any appraisal or dissenters' rights under law or the indenture governing the old notes.

     We are sending this prospectus and the letter of transmittal to all registered holders of old notes as of the close of business on April 6, 2000.

     We are not conditioning the exchange offer upon the tender of any minimum amount of old notes.

     We have provided for customary conditions, which we may waive in our discretion. See "-- Conditions of the Exchange Offer."

     We may accept tendered old notes by giving oral or written notice to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the new notes from us and delivering them to you.

     You will be required to pay brokerage commissions or fees and transfer taxes with respect to the exchange of old notes. We will pay charges and expenses in connection with the exchange offer to the extent indicated in the registration rights agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on May 5, 2000, unless we, in our sole discretion, extend it. We may extend the exchange offer at any time and from time to time by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by making a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We may also accept all properly tendered old notes as of the expiration date and extend the expiration date in respect of the remaining outstanding old notes. We may, in our sole discretion,

     - amend the terms of the exchange offer in any manner;

     - delay acceptance of, or refuse to accept, any old notes not previously accepted;

     - extend the exchange offer; or

     - terminate the exchange offer.

     We will give prompt notice of any amendment to the registered holders of the old notes. If we materially amend the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law.

PROCEDURES FOR TENDERING

     Only a holder of old notes may tender them in the exchange offer. For purposes of the exchange offer, the term "holder" or "registered holder" includes any participant in DTC whose name appears on a security position listing as a holder of old notes.

     To tender in the exchange offer, you must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

     - a confirmation of the book-entry transfer of the tendered old notes into the exchange agent's account at DTC;

     - a properly completed and duly executed letter of transmittal in the form accompanying this prospectus (with any required signature guarantees) or, at the option of the tendering holder in the case of a book-entry tender, an agent's message in lieu of that letter of transmittal; and

     - any other documents required by the letter of transmittal.

     If you wish to tender your old notes and your old notes are not available, you cannot complete the procedures for book-entry transfer or you cannot cause the old notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your old notes according to the guaranteed delivery procedures described in this section under the heading "-- Guaranteed Delivery Procedures."

     Any beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to participate in the exchange offer should promptly contact the person through which it beneficially owns its old notes and instruct that person to tender old notes on behalf of the beneficial owner. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant From Owner" included with the letter of transmittal. If the beneficial owner wishes to tender on his or her own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the beneficial owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal. If a holder tenders less than all the old notes held, the holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The exchange agent will deem the entire amount of old notes delivered to it to have been tendered unless the holder has indicated otherwise.

     The method of delivery of the letter of transmittal or agent's message and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. Do not send your letter of transmittal or other required documents to us.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEE

     You must arrange for an "eligible institution" to guarantee your signature on the letter of transmittal or a notice of withdrawal, unless the old notes are tendered:

     - by a registered holder of its old notes; or

     - for the account of an eligible guarantor institution.

     The following are "eligible institutions":

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

     If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should so indicate when signing and must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes in The Depository Trust Company's book-entry system. Subject to the establishment of the account, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer them into the exchange agent's account with respect to the old notes. However, the exchange agent will only exchange the old notes so tendered after a timely confirmation of their book-entry transfer into the exchange agent's account, and timely receipt of an agent's message and any other documents required by the letter of transmittal.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

     - DTC has received an express acknowledgment from a participant tendering old notes stating that the participant agrees to participate in the automated tender option program;

     - the participant has received the letter of transmittal and agrees to be bound by its terms; and

     - we may enforce that agreement against the participant.

     Although you may effect delivery of old notes through book-entry transfer into the exchange agent's account at DTC, unless the exchange agent receives an agent's message in compliance with the automated tender option program, you must provide the exchange agent a completed and executed letter of transmittal with any required signature guarantee (or an agent's message in lieu thereof) and all other required documents prior to the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the letter of transmittal (or an agent's message in lieu thereof) to the exchange agent within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and your old notes are not immediately available, you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or you cannot complete the procedure for book-entry transfer on a timely basis, you may instead effect a tender if:

     - you make the tender through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery) specifying the name and address of the holder and the principal amount of your old notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the old notes being tendered, a properly completed and duly executed letter of transmittal or a confirmation of a book-entry transfer into the exchange agent's account at DTC and an agent's message and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives your old notes being tendered and letter of transmittal, properly completed and duly executed, with any required signature guarantees, or confirmation of a book-entry transfer into its account at DTC and an agent's message and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw tendered old notes at any time before 5:00 p.m., New York City time, on the expiration date. To do so, you must provide the exchange agent with a written or facsimile transmission notice of withdrawal before 5:00 p.m., New York City time, on the expiration date.

     Any notice of withdrawal must:

     - specify the name of the person having deposited who desires to withdraw;

     - identify the old notes to be withdrawn, including the certificate numbers and principal amount of the old notes and the name and number of the account at DTC to be credited; and

     - be signed by you in the same manner as the original signature on your letter of transmittal (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer of the withdrawn old notes into your name or any other name in which old notes are to be registered, if so specified.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all withdrawal notices. Our determination will be final and binding on all parties. We will not deem any old notes withdrawn to be validly tendered for purposes of the exchange offer and will not issue new notes for them unless the holder of old notes withdrawn validly retenders them. You may retender withdrawn old notes by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

DETERMINATION OF VALIDITY

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes in our sole discretion. Our determination will be final and binding. We may reject any and all old notes which are not properly tendered or any old notes of which our acceptance would, in our opinion or the opinion of our counsel, be unlawful. We also may waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a time period determined by us.

     Although we intend to notify tendering holders of defects or irregularities with respect to tenders of old notes, neither we nor anyone else has any duty to do so. Neither we nor the exchange agent shall incur any liability for failure to give that notification. Your old notes will not be deemed tendered until you have cured or we have waived any irregularities. As soon as practicable following the expiration date, the exchange agent will return any old notes that we reject due to improper tender or otherwise unless you cured all defects or irregularities or we waive them.

     We reserve the right in our sole discretion:

     - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date;

     - to terminate the exchange offer, as set forth in "-- Conditions of the Exchange Offer"; and

     - to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of those purchases or offers may differ from the terms of the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

     We will not be required to accept for exchange, or to issue new notes for, any old notes, and we may terminate or amend the exchange offer before the acceptance of old notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

     - any change, or any development involving a prospective change, in our business or financial affairs or of any of our subsidiaries has occurred that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

     - there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us;

     - there shall occur a change in the current interpretation by the staff of the Securities and Exchange Commission that permits the new notes issued pursuant to the exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act provided that: (1) those new notes are acquired in the ordinary course of the holders' business; (2) the holders are not engaging in and do not intend to engage in a distribution of the new notes and have no arrangement or understanding with any person to participate in the distribution of those new notes; (3) the holders are not our affiliates within the meaning of Rule 405 under the Securities Act; and (4) the holders are not broker-dealers that acquired the old notes directly from us.

     - there has occurred:

        (1) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory);

        (2) any limitation by any governmental agency or authority that may adversely affect our ability to complete the transactions contemplated by the exchange offer;

        (3) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory;

        (4) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

        (5) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; or

        (6) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof.

     The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be deemed a waiver of that right and that right shall be deemed an ongoing right that may be asserted at any time and from time to time. If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     - refuse to accept any old notes and return any old notes that have been tendered to the tendering holders;

     - extend the exchange offer and retain all old notes tendered prior to the expiration date of the exchange offer, subject to the rights of the holders of the tendered old notes to withdraw those old notes; or

     - waive the termination event with respect to the exchange offer and accept the properly tendered old notes that have not been withdrawn.

     If we determine that a waiver constitutes a material change in the exchange offer, we will promptly disclose the change in a manner reasonably calculated to inform the holders of the change and we will extend the exchange offer to the extent required by law.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, as soon as practicable after the expiration date, all old notes that have been validly tendered and not withdrawn, and will issue the applicable new notes in exchange for those old notes promptly after our acceptance of those old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes for exchange when, as and if we have given written and oral notice of acceptance to the exchange agent.

     For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. The new notes will bear interest from March 1, 2000. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from March 1, 2000. Old notes accepted for exchange will cease to accrue interest from and after the date on which they are accepted for exchange. Holders whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date and will be deemed to have waived their rights to receive the accrued interest on the old notes.

     If any tendered old notes are not accepted for any reason or if old notes are submitted for a greater principal amount than the holder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes or, if the old notes were tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the return of old notes will be effected promptly after the expiration or termination of the exchange offer.

EXCHANGE AGENT

     We have appointed Chase Bank of Texas, National Association, as the exchange agent for the exchange offer. Chase Bank of Texas, National Association, also acts as trustee under the indenture. You should send all executed letters of transmittal to the exchange agent and direct all communications with the exchange agent, including requests for assistance or for additional copies of this prospectus or of the letter of transmittal as follows:

              Delivery by mail, hand or overnight courier to:

                 Chase Bank of Texas, National Association, Exchange Agent 1201 Main Street
                 18th Floor
                 Dallas, Texas 75202
                 Attn: Frank Ivins, Personal & Confidential

              By facsimile (for eligible institutions): (214) 672-5746

              Facsimile confirmation only: (214) 672-5687

              For information: (214) 672-5687

              For additional copies of this prospectus or of the letter of transmittal:

                 Chase Bank of Texas, National Association, Exchange Agent 1201 Main Street
                 Suite 1940
                 Dallas, Texas 75202
                 Attn: Steve Kohansion, Personal & Confidential

     If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions by facsimile other than as set forth above, that delivery or those instructions will not be effective.

FEES AND EXPENSES

     We will bear expenses of the exchange offer to the extent indicated in the registration rights agreement. We are making the principal solicitation pursuant to the exchange offer by mail. Our officers and employees and our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

TRANSFER TAXES

     We will not pay any transfer taxes applicable to the exchange of old notes pursuant to the exchange offer.

     In addition to transfer taxes imposed with respect to the exchange of old notes pursuant to the exchange offer, the tendering holder will pay transfer taxes, if:

     - new notes for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered; or

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal.

     If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your letter of transmittal, we will bill you for the amount of these transfer taxes directly.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will capitalize the expenses of the exchange offer for accounting purposes. We will classify these expenses as debt issuance costs and include them in other assets on our balance sheet. We will amortize these expenses on a straight line basis over the life of the new notes.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of those old notes. The old notes were originally issued in a transaction exempt from registration under the Securities Act, and may be offered, sold, pledged, or otherwise transferred only:

     - in the United States to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act;

     - outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

     - pursuant to an effective registration statement under the Securities Act.

     The offer, sale, pledge or other transfer of old notes must also be made in accordance with any applicable securities laws of any state of the United States, and the seller must notify any purchaser of the old notes of the restrictions on transfer described above. We do not currently anticipate that we will register the old notes under the Securities Act.

APPRAISAL OR DISSENTERS' RIGHTS

     Holders of the old notes will not have appraisal or dissenters' rights in connection with the exchange offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The new notes will be issued under the indenture dated as of September 24, 1998, as amended and supplemented, between ONEOK and Chase Bank of Texas, National Association, as trustee. Whenever particular defined terms of the indenture are referred to, those defined terms are incorporated herein by reference.

     The new notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The new notes will be represented by permanent global notes registered in the name of The Depository Trust Company or its nominee. Payment of principal and interest will be made in immediately available funds to the registered holder, which will be DTC or its nominee.

     The new notes will mature on March 1, 2005. We will have the right to issue additional debt securities, including additional new notes, under the indenture at any time, without limit. The new notes will bear interest at the annual rate of 7.75% from March 1, 2000, payable on each March 1 and September 1, commencing September 1, 2000, to the person in whose name the new note is registered at the close of business on February 15 or August 15 (whether or not a business day), as the case may be. The new notes will be our unsecured and unsubordinated obligations.

OPTIONAL REDEMPTION

     We have the right to redeem all or any portion of the new notes at any time at a redemption price equal to the greater of (1) 100% of principal amount or
(2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the new notes to be redeemed that are payable after the date of redemption, discounted to that date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued but unpaid interest to the date of redemption.

     We must give notice of redemption to the registered holders of the new notes to be redeemed at least 30 days but not more than 60 days before the proposed date of redemption. Interest will not accrue on the new notes or portions thereof called for redemption on and after the date of redemption unless we fail to pay the redemption price.

     "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption, plus 0.20%.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the new notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new notes.

     "Comparable Treasury Price" means, with respect to any date of redemption,
(1) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means one of the Reference Treasury Dealers appointed by us and certified to the trustee by us.

     "Reference Treasury Dealer" means (1) each of Banc of America Securities LLC, Banc One Capital Markets, Inc., First Union Securities, Inc., J.P. Morgan Securities Inc., PaineWebber Incorporated and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury

Dealer"), we will substitute therefor another Primary Treasury Dealer and certify the same to the trustee; and (2) any other Primary Treasury Dealer selected by us and certified to the trustee.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption of the new notes, the average, as determined by us and certified to the trustee by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as the initial securities depositary for the new notes. The new notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of new notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participant's accounts, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly as an indirect participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of new notes within the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC's records. The ownership interest of each actual purchaser of new notes (the purchaser, or the person to whom that purchaser conveys his or her ownership interest, a "beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased new notes. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new notes, except if use of the book-entry system for the new notes is discontinued or we determine that beneficial owners may exchange their ownership interests for certificates or there shall have occurred an event of default under the indenture.

     DTC has no knowledge of the actual beneficial owners of the new notes. DTC's records reflect only the identity of the direct participants to whose accounts the new notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     We will send redemption notices to DTC. If less than all of the new notes are being redeemed, DTC will reduce the amount of the interest of each direct participant in the new notes in accordance with its procedures.

     Although voting with respect to the new notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the new notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Payments on the new notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of the participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursements of those payments to direct participants is the responsibility of DTC and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of new notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the new notes. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global note.

     DTC may discontinue providing its services as security depositary with respect to the new notes at any time by giving us reasonable notice. Under those circumstances, in the event that a successor securities depositary is not obtained, certificates representing the new notes will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the new notes. In that event, certificates for the new notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

RESTRICTIVE COVENANTS

     We have agreed to two principal restrictions on our activities for the benefit of holders of the new notes. We have used in this summary description capitalized terms that we have defined below under "-- Glossary." In this description of the covenants only, all references to "us" or "we" mean ONEOK and our principal subsidiaries, unless the context clearly indicates otherwise. Our principal subsidiaries are those that own or lease a Principal Property.

     Other than the restrictions on Liens and Sale/Leaseback transactions described below, the indenture and the new notes do not contain any covenants or other provisions designed to protect holders of the new notes in the event we participate in a highly leveraged transaction. The indenture and the new notes also do not contain provisions that give holders of the new notes the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating.

     For these purposes, "debt" includes all notes, bonds, debentures or similar evidences of obligations for borrowed money.

     LIMITATION ON LIENS

     We have agreed that we will issue, assume or guarantee debt for borrowed money secured by any Lien upon a Principal Property or shares of stock or debt of any principal subsidiary only if we secure the new notes equally and ratably with or prior to the debt secured by that Lien. If we secure the new notes in this manner, we have the option to secure any of our other debt or obligations equally and ratably with or prior to the debt secured by the Lien and, accordingly, equally and ratably with the new notes. This covenant has exceptions that permit:

     - Liens that existed on the date we first issued a series of debt securities under the indenture;

     - Liens on any Principal Property or shares of stock or debt of any entity that constitutes a principal subsidiary existing at the time we merge or consolidate with that entity or acquire its property or at the time the entity becomes a principal subsidiary;

     - Liens on any Principal Property existing at the time we acquire that Principal Property so long as the Lien does not extend to any of our other Principal Property;

     - Liens on any Principal Property, and any Lien on the shares of stock of any principal subsidiary formed for the purpose of acquiring that Principal Property, either:

      - securing all or part of the cost of acquiring, constructing, improving, developing or expanding the Principal Property that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation; or

      - securing debt to finance the purchase price of the Principal Property or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation;

     - Liens on any Principal Property or shares of stock or debt of any principal subsidiary to secure debt owed to us;

     - Liens securing industrial development, pollution control or other revenue bonds of a government entity;

     - Liens arising in connection with a project financed with, and securing, Non-Recourse Indebtedness;

     - Statutory or other Liens arising in the ordinary course of business and relating to amounts that are not delinquent or remain payable without penalty or that we are contesting in good faith;

     - Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974) on our property incurred or required in connection with workmen's compensation, unemployment insurance and other social security legislation;

     - Liens securing taxes that remain payable without penalty or that we are contesting in good faith if we believe we have adequate reserves for the taxes in question;

     - Rights that any governmental entity may have to purchase or order the sale of any of our property upon payment of reasonable compensation;

     - Rights that any governmental entity may have to terminate any of our franchises, licenses or other rights or to regulate our property and business;

     - Liens that we do not assume or on which we do not customarily pay interest and that exist on real estate or other rights we acquire for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

     - Easements or reservations in our property for roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other similar

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

       purposes and zoning ordinances, regulations and restrictions that do not impair the use of the property in the operation of our business;

     - Any extensions, renewals, substitutions or replacements of the above-described Liens or any debt secured by these Liens if both:

      - the amount of debt secured by the new Lien and not otherwise permitted does not exceed the principal amount of debt so secured at the time of the renewal or refunding; and

      - the new Lien is limited to the property (plus any improvements) secured by the original Lien.

     In addition, without securing the new notes as described above, we may issue, assume or guarantee debt that this covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding debt that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a "basket" equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired debt as described below under "-- Limitation on Sale/Leaseback Transactions."

     LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

     - we could incur debt secured by a Lien on the Principal Property that is the subject of that Sale/ Leaseback Transaction;

     - the Attributable Debt subject to that Sale/Leaseback Transaction would be in an amount permitted under the "basket" described above under "-- Limitation on Liens";

     - the proceeds of that Sale/Leaseback Transaction are used for our business and operations; or

     - within the period ending 12 months after the closing of the Sale/Leaseback Transaction, we apply the net proceeds of the Sale/Leaseback Transaction to the voluntary retirement of any debt securities issued under the indenture or Funded Indebtedness (other than Funded Indebtedness that we hold or that is subordinate in right of payment to any debt securities issued under the indenture).

     GLOSSARY

     "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or yield to maturity, in the case of debt securities issued under the indenture and originally sold at a discount) borne by the debt securities then outstanding under the indenture, compounded annually.

     "Consolidated Net Tangible Assets" means (1) the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of ONEOK and its subsidiaries after deducting therefrom (A) all current liabilities, provided, however, that there will not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same has not been finally determined, (B) appropriate allowance for minority interests in common stocks of subsidiaries and (C) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally

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

accepted accounting principles would be included on the consolidated balance sheet, less (2) the amount which would be so included on the consolidated balance sheet for investments (less applicable reserves) made in subsidiaries.

     "Funded Indebtedness" as applied to any Person, means all debt of that Person maturing after, or renewable or extendible at that Person's option beyond, 12 months from the date of determination.

     "Lien" means any lien, mortgage, pledge, encumbrance, charge or security interest securing debt; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (1) any acquisition by us of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (2) any conveyance or assignment whereby we convey or assign to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (3) any Lien upon any property or assets either owned or leased by us or in which we own an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets (or property or assets with which it is unitized) the payment to that Person or Persons of our proportionate part of the development or operating expenses or
(4) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection with the arrangement.

     "Non-Recourse Indebtedness" means, at any time, debt incurred after the date of the indenture by us in connection with the acquisition of property or assets by us or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of that debt and pursuant to applicable law, the recourse at that time and thereafter of the lenders with respect to the debt is limited to the property or assets so acquired, or the construction or improvements, including debt as to which a performance or completion guarantee or similar undertaking was initially applicable to the debt or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries.

     "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which we lease any Principal Property that has been or is to be sold or transferred by us to that Person, other than (1) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles, (2) leases between us and one of our principal subsidiaries or between principal subsidiaries, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property and (4) the ground lease for ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

     - immediately after giving effect to the transaction, no default or event of default would have occurred and be continuing or would result from the transaction;

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

     - we are the continuing corporation or, if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities issued under the indenture, including the new notes, and the performance of our covenants and obligations under the indenture and those debt securities; and

     - we provide the trustee with a certificate and a legal opinion, each stating that the indenture permits the transaction.

     If we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any principal subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the indenture provides that the new notes (so long as the new notes are entitled to the protection of the "Limitation on Liens" covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

EVENTS OF DEFAULT

     The following are events of default for the new notes:

     - our failure to pay interest on the new notes for 30 days after it becomes due and payable;

     - our failure to pay principal of or any premium on the new notes when due;

     - our failure to comply with any of our covenants or agreements for the new notes or in the indenture (other than an agreement or covenant that we have included in the indenture solely for the benefit of less than all series of debt securities issued under the indenture) for 60 days after the trustee or the holders of at least 25% in principal amount of all outstanding old notes and new notes, in the aggregate, provide written notice to us;

     - the default under any agreement under which we or any subsidiary that owns or leases Principal Property have at the time outstanding debt in excess of $15,000,000 and, if that debt has not already matured, it has been accelerated and the acceleration is not rescinded within 30 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all outstanding old notes and new notes, in the aggregate, so long as, prior to the entry of judgment in favor of the trustee for payment of the new notes, we do not cure the default, or the default under the agreement has not been waived; or

     - various events involving our bankruptcy, insolvency or reorganization.

     A default under one series of debt securities issued under the indenture will not necessarily be a default under the new notes. The trustee may withhold notice to the holders of the new notes of any default or event of default (except in any payment on the new notes) if the trustee considers it in the interest of the holders of the new notes to do so.

     If an event of default for the new notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding old notes and new notes, in the aggregate (or, in some cases, 25% in principal amount of all debt securities issued under the indenture affected, voting as one class), may require us to pay on an accelerated basis the principal of and all accrued and unpaid interest on the new notes and those other debt securities. The holders of a majority in principal amount of the outstanding old notes and new notes, in the aggregate (or of all debt securities affected, voting as one class), may in some cases rescind this accelerated payment requirement.

     If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the old notes and the new notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     The holders of a majority in principal amount of old notes and new notes, in the aggregate, have the right to waive past defaults under the indenture that relate to the new notes except for a default in the
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

payment on the new notes or a provision that can only, under the indenture, be modified or amended if all holders that are affected consent.

     In most cases, holders of a majority in principal amount of the outstanding old notes and new notes, in the aggregate (or of all debt securities affected, voting as one class), may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee; and

     - exercising any trust or power conferred on the trustee.

     The indenture requires us to file each year with the trustee a written statement as to our compliance with the covenants contained in the indenture.

MODIFICATION AND WAIVER

     We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series that the amendment or supplement affects (acting as one class) consent to it. Without the consent of each holder of the new notes, however, no modification may:

     - reduce the principal of the new notes or change their stated maturity;

     - reduce the rate of or change the time for payment of interest on the new notes;

     - reduce any premium payable on the redemption of the new notes or change the time at which the new notes may be redeemed;

     - change any obligation to pay additional amounts on the new notes;

     - impair the holder's right to institute suit for the enforcement of any payment on the new notes;

     - impair the holder's right to convert or exchange the new notes;

     - reduce the percentage of principal amount of debt securities issued under the indenture whose holders must consent to an amendment to or supplement of the indenture;

     - reduce the percentage of principal amount of debt securities issued under the indenture necessary to waive compliance with some of the provisions of the indenture; or

     - modify provisions relating to amendment or waiver, except to increase percentages or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected.

     We may amend or supplement the indenture or waive any provision of it without the consent of any holders of new notes in various circumstances, including:

     - to provide for the assumption of our obligations under the indenture and the new notes by a successor;

     - to add covenants that would benefit the holders of the new notes or to surrender any of our rights or powers;

     - to provide for the issuance of additional securities, including new notes, under the indenture;

     - to add events of default;

     - to provide any security for or guarantees of the new notes;

     - to provide for the form or terms of the new notes;

     - to appoint a successor trustee or to provide for the administration of the trusts under the indenture by more than one trustee;

     - to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the interests of the holders of outstanding new notes;

     - to make any change to the extent necessary to permit or facilitate defeasance or discharge of the new notes that does not adversely affect the interests of the holders of outstanding debt securities of any other series; or

     - to make any change that does not affect the rights of any holder.

     The holders of a majority in principal amount of all outstanding debt securities issued under the indenture may waive our obligations to comply with various covenants, including those relating to (1) our obligation to secure those debt securities in the event of mergers, consolidations and sales of assets, (2) corporate existence and (3) the restrictions on Liens and Sale/Leaseback Transactions.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the new notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - "legal defeasance," which means that we will be discharged from our obligations with respect to the new notes; or

     - "covenant defeasance," which means that we will no longer have any obligation to comply with the restrictive covenants under the indenture and any other restrictive covenants that apply to the new notes, and the related events of default will no longer apply to us.

     If we defease the new notes, the holders of the new notes will not be entitled to the benefits of the indenture, except for our obligations to pay additional amounts, if any, to provide temporary securities, to register the transfer or exchange of new notes, to replace stolen, lost or mutilated new notes or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the new notes will also survive.

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the new notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

     New York law governs the indenture and the new notes.

TRUSTEE

     The indenture contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for those claims, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

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

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the United States federal tax consequences of the exchange of the old notes for the new notes and, in the case of non-U.S. holders, of the ownership and disposition of the new notes. This summary is based on the Internal Revenue Code of 1986, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. The summary assumes that you hold the old notes, and will hold the new notes, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It does not address any state, local or foreign tax consequences of the exchange of the old notes for the new notes or of the ownership and disposition of new notes by non-U.S. holders. It also does not discuss all of the tax consequences that may be relevant to you in the light of your particular circumstances or if you are a certain type of holder, including:

     - a bank;

     - an insurance company;

     - a tax-exempt organization;

     - a dealer in securities or foreign currencies;

     - a holder who or that will hold a new note as part of a hedging transaction, "straddle," conversion transaction or other integrated transaction for United States federal income tax purposes;

     - a holder whose functional currency is not the United States dollar; or

     - a holder who or that did not purchase the old notes for cash at their original issue date at their original offering price.

     You should consult with your own tax advisor about the application of the United States federal income and estate tax laws to your particular situation as well as any consequences of the exchange of old notes for new notes and of the ownership and disposition of new notes under the tax laws of any state, local or foreign jurisdiction.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

     Your acceptance of the exchange offer and the related exchange of your old notes for new notes will not be a taxable event for United States federal income tax purposes. Your new notes will be treated as a continuation of the old notes. You will have the same tax basis and holding period in the new notes as you had in the old notes immediately before the exchange.

UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     If you are a non-U.S. holder, the following discussion describes the United States federal income and estate tax consequences of the ownership and disposition of the new notes that may be applicable to you. You are a non-U.S. holder if you are a beneficial owner of a new note who or that, for United States federal income tax purposes, is

     - an individual other than a citizen or resident alien of the United
       States;

     - a corporation or partnership that is not created or organized in or under the laws of the United States or any of its political subdivisions and, in the case of a partnership, is not treated as a United States person under Treasury regulations;

     - an estate other than an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if no court within the United States is able to exercise primary supervision over the trust's administration or one or more United States persons do not have the authority to control all of the trust's substantial decisions.
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

     OWNERSHIP

     Subject to the discussion below concerning backup withholding, you will not be subject to withholding of United States federal income tax on payments of principal, interest and premium, if any, on the new notes, provided that, in the case of interest, you satisfy the following conditions:

     - you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of ONEOK stock entitled to vote;

     - you are not a controlled foreign corporation that is related, directly, indirectly or constructively, to ONEOK through stock ownership; and

     - you satisfy the certification requirements, described generally below, set forth in Section 871(h) or Section 881(c) of the Internal Revenue Code and the regulations thereunder.

     If you cannot meet these conditions, you generally will be subject to U.S. withholding tax at the rate of 30% on interest payments, unless you are eligible for a reduced withholding tax rate under an applicable U.S. income tax treaty.

     You will fulfill the certification requirement referred to above if you certify on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that you are not a United States person and provide your name and address, and file the Form W-8BEN with ONEOK or its paying agent. If a new note is held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the certification requirement will be fulfilled if the financial institution files with ONEOK or its paying agent a statement, signed under penalties of perjury, that it has received the Form W-8BEN from you (or from another intermediary financial institution acting on your behalf) and furnishes ONEOK or its paying agent with a copy thereof. Under current law, if you are a foreign partnership, you may furnish the Form W-8BEN to ONEOK or its paying agent or to a financial institution holding a new note on your behalf. However, for interest received after December 31, 2000, if you are a foreign partnership, unless you have entered into a withholding agreement with the Internal Revenue Service, you will be required, in addition to providing an intermediary Form W-8BEN, to attach an appropriate certification by each partner. A look-through rule will apply in the case of tiered partnerships. Foreign partnerships and their partners should consult their own tax advisors regarding possible additional certification and reporting requirements.

     If you are engaged in the conduct of a trade or business in the United States, and if interest on a new note is effectively connected with the conduct of that trade or business, you will be subject to regular United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person. You will be exempt from the withholding tax discussed above if you provide to ONEOK or its paying agent a properly executed Internal Revenue Service Form W-8ECI (or successor form). In addition, if you are a foreign corporation, you may be subject to a branch profits tax at the rate of 30%, or such lesser rate as may be specified by an applicable U.S. income tax treaty, on your effectively connected earnings and profits for the taxable year, subject to various adjustments. For purposes of the branch profits tax, interest on a new note will be included in your effectively connected earnings and profits if the interest is effectively connected with the conduct of a trade or business in the United States.

     SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION

     Subject to the discussion below concerning backup withholding, you will not be subject to United States federal income tax, or to any withholding thereof, on any gain realized on the sale, exchange, redemption or other disposition of a new note, unless:

     - you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

     - the gain is effectively connected with the conduct by you of a trade or business in the United States.

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

     If you are engaged in the conduct of a trade or business in the United States, and if any gain realized on the sale, exchange, redemption or other disposition of a new note is effectively connected with the conduct of that trade or business, you will be subject to regular United States federal income tax on the gain on a net income basis in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at the rate of 30%, or such lesser rate as may be specified by an applicable U.S. income tax treaty, on your effectively connected earnings and profits for the taxable year, subject to various adjustments. For purposes of the branch profits tax, any gain recognized on the sale, exchange, redemption or other disposition of a new note will be included in your effectively connected earnings and profits if the gain is effectively connected with the conduct of a trade or business in the United States.

     ESTATE TAX

     If you are an individual non-U.S. holder and if you hold a new note at the time of your death, the note will not be includible in your gross estate for purposes of the United States federal estate tax, provided that, at the time of your death:

     - you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of ONEOK stock entitled to vote; and

     - payments of interest with respect to the new note, if received at that time, would not have been effectively connected with the conduct of your trade or business in the United States.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, you will not be subject to backup withholding tax at the rate of 31% or to information reporting on payments of interest if the certifications required by Section 871(h) or Section 881(c) of the Internal Revenue Code and described generally above are received, provided that neither ONEOK nor its paying agent has actual knowledge that you are a United States person.

     Under current Treasury regulations, payments of the proceeds of the sale, exchange, redemption or other disposition of a new note made to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, information reporting will be required if a broker is either:

     - a United States person;

     - a controlled foreign corporation for United States federal income tax purposes;

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

     - in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States;

unless the broker has in its records documentary evidence that you, as payee, are not a United States person or that otherwise establishes an exemption. Backup withholding may apply to any payment that a broker is required to report if the broker has actual knowledge that you, as payee, are a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless you certify, under penalties of perjury, that you are not a United States person or otherwise establish an exemption.

     Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service. You should consult your own tax advisor regarding the application of the information reporting and backup withholding requirements to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

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

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those old notes were acquired as a result of market-making or other trading activities and not directly from us. We have agreed that, for a period of 60 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

     We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell from time to time new notes they receive for their own account pursuant to the exchange offer through:

     - one or more transactions in the over-the-counter market;

     - in negotiated transactions;

     - through the writing of options on the new notes; or

     - a combination of those methods of resale.

     Those broker-dealers may sell at:

     - market prices prevailing at the time of resale;

     - prices related to those prevailing market prices; or

     - negotiated prices.

     Any broker-dealer may resell directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes that it received for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any underwriter's resale of new notes and any commission or concessions received by any underwriters may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus.

     The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed, for a period of 60 days after the expiration date to promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have also agreed to pay expenses incident to the exchange offer to the extent indicated in the registration rights agreement and will indemnify the holders of the new notes (including any broker-dealers) against various liabilities, including liabilities under the Securities Act, to the extent they arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus or an omission or alleged omission to state in the registration statement or the prospectus a material fact that is necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. This indemnification obligation does not extend to statements or omissions in the registration statement or prospectus made in reliance upon and in conformity with written information pertaining to the holder that is furnished to us by or on behalf of the holder.

                                 LEGAL MATTERS

     Various legal matters relating to the new notes offered hereby will be passed upon for us by Gable & Gotwals, Tulsa, Oklahoma.

                                    EXPERTS

     The consolidated financial statements of ONEOK and its subsidiaries as of August 31, 1999 and 1998 and for each of the years in the three-year period ended August 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                    [ONEOK]

                             OFFER TO EXCHANGE ITS
                        7.75% NOTES DUE 2005, SERIES B,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                              7.75% NOTES DUE 2005

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                                   PROSPECTUS

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                                 April 7, 2000

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